EXHIBIT 99.1

The Joint Corp. Acquired Additional Clinic in the San Diego Market

- Corporate Owned and Managed Portfolio Increases to 58 -

SCOTTSDALE, Ariz., Aug. 19, 2019 (GLOBE NEWSWIRE) -- The Joint Corp. (NASDAQ: JYNT), a national operator, manager and franchisor of chiropractic clinics, acquired one previously franchised clinic in the San Diego market increasing the number of company-owned or managed clinics to 58.

The purchased clinic is located in the Eastlake community of Chula Vista, California. The San Diego market has 14 clinics.

“We are accelerating our corporate portfolio expansion,” said Peter D. Holt, President and Chief Executive Officer of The Joint Corp. “This acquisition follows our corporate portfolio clustering strategy that leverages our existing infrastructure and brand marketing.  We are excited about our prospects to improve our long-term economics and shareholder value, as we deliver against our strategic priorities.”

About The Joint Corp.
The Joint Corp. (NASDAQ: JYNT) revolutionized access to chiropractic care when it introduced its retail healthcare business model in 2010. Today, the company is making quality care convenient and affordable, while eliminating the need for insurance, for millions of patients seeking pain relief and ongoing wellness. With more than 460 locations nationwide and over 6 million patient visits annually, The Joint is a key leader in the chiropractic industry. Named one of the Top 200+ Franchises by Franchise Times and ranked number 109 overall on Entrepreneur magazine’s Franchise 500® list, The Joint Chiropractic is an innovative force, where healthcare meets retail. For more information, visit www.thejoint.com. To learn about franchise opportunities, visit www.thejointfranchise.com.

Business Structure
The Joint Corp. is a franchisor of clinics and an operator of clinics in certain states. In Arkansas, California, Colorado, District of Columbia, Florida, Illinois, Kansas, Kentucky, Maryland, Massachusetts, Michigan, Minnesota, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Rhode Island, South Dakota, Tennessee, Washington, West Virginia and Wyoming, The Joint Corp. and its franchisees provide management services to affiliated professional chiropractic practices.

Contact Information
Media Contact: Margie Wojciechowski, The Joint Corp., margie.wojciechowski@thejoint.com
Investor Contact: Kirsten Chapman, LHA Investor Relations, 415-433-3777, thejoint@lhai.com